Exhibit 99.1

NEWS RELEASE Contact: Paul Nungester EVP and CFO (419) 785-8700 pnungester@first-fed.com

For Immediate Release

FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES

SOLID 2020 FIRST QUARTER RESULTS

First Quarter 2020 Highlights

•	Completed strategic merger with UCFC on January 31, 2020

•	Quarterly dividend of $0.22 per share, up 15.8% from 2019 first quarter

•	Organic loan growth of $36.6 million, or 5.3% annualized growth

•	Organic deposit growth of $41.2 million, or 5.7% annualized growth

•	Earnings per share of ($0.71), or $0.24 excluding merger-related expenses, compared to $0.57 for 2019 first quarter

•	Pre-tax pre-provision income of $15.7 million, or $27.2 million excluding merger-related costs, compared to $14.2 million for 2019 first quarter

•	Pre-tax pre-provision ROAA of 1.18%, or 2.04% excluding merger-related costs, compared to 1.81% for 2019 first quarter

DEFIANCE, OHIO (April 28, 2020) – First Defiance Financial Corp. (NASDAQ: FDEF) (“First Defiance”) announced today a solid first quarter including the completion of its strategic merger with UCFC, solid core profitability and a 15.8% increase in its year-over-year dividend. On a GAAP basis, net earnings for the first quarter of 2020 were a loss of $22.5 million, or $0.71 per diluted common share, compared to income of $11.5 million, or $0.57 per diluted common share, for the first quarter of 2019. The year-over-year comparison is substantially impacted by the current year’s loan loss provision expense of $43.8 million, which included an expected $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.65 per diluted common share. The first quarter of 2019 included a provision for loan losses expense of $212,000, which had an after-tax cost of $168,000, or $0.01 per diluted common share, and no acquisition impact. Additionally, the current year’s results include the impact of $11.5 million of acquisition-related charges, which had an after-tax cost of $9.5 million, or $0.30 per diluted common share. Excluding the impact of acquisition-related provision and charges, earnings for the first quarter of 2020 were $7.5 million, or $0.24 per diluted common share.

“The great momentum we had through most of the first quarter started to slow with the effects of COVID-19,” said Donald P. Hileman, Chief Executive Officer of First Defiance. “The pandemic has caused a severe disruption on the global and regional economic outlooks as well as the markets in which we operate. We have shifted focus to servicing the immediate needs of our clients and the health and well-being of our employees while supporting the communities we serve. We have been working extremely hard to assist clients by executing the Small Business Administration Paycheck Protection Program enacted as part of the CARES Act stimulus plan, and by helping them navigate additional relief programs.”

UCFC Merger

On January 31, 2020, First Defiance and United Community Financial Corp. (“UCFC”) completed the previously announced merger under which UCFC merged into First Defiance in a stock-for-stock transaction. Under the terms of the merger agreement, shareholders of UCFC received 0.3715 First Defiance common shares for each UCFC common share. The merger combined two complementary banking companies, and First Defiance and UCFC consider this partnership an ideal strategic, financial and operational fit, particularly given their individual strong and consistent performance over time. The combined company leverages the respective strengths of each institution in commercial banking, residential lending, retail banking, insurance and wealth management, and better positions the combined company to serve the geographies of Ohio, Michigan, Indiana, Pennsylvania and West Virginia with increased scale and expanded product offerings.

At the closing of the merger, First Defiance issued 17.9 million common shares, which represented a transaction value of approximately $527 million based on its closing stock price of $29.39 on January 31, 2020. The transaction value has been preliminarily allocated to assets acquired and liabilities assumed including $2.3 billion in net loans, $459 million in other tangible assets, $2.1 billion in deposits, $441 million in other liabilities, and $250 million in goodwill and other intangible assets. Prior to closing, UCFC incurred $13.9 million of merger-related costs. The year-over-year comparison of First Defiance results is impacted by the UCFC merger, with 2020 including two months of operations from UCFC compared to none in the prior year.

Coinciding with the upcoming integration of the First Federal Bank and Home Savings Bank systems scheduled for July, our combined 77 branches will be brought together under the new name and brand of Premier Bank. The Premier Bank name represents and honors the commitment both banks have made to our customers and communities by providing the best in financial partnerships for over a decade. This name change will bring additional consistency throughout our footprint and an elevated promise to deliver a community banking experience that sets us apart.

“We are very pleased to have completed the merger of our two companies in the quarter and to have recently announced the new name Premier Bank for our banking franchise,” said Gary M. Small, President of First Defiance. “The Premier Bank name and brand are reflections of our commitment to helping customers, employees and our communities achieve their best.”

Net interest income up compared to first quarter 2019

Net interest income of $45.5 million in the first quarter of 2020 was up from $28.3 million in the first quarter of 2019. The increase over the prior year’s first quarter was attributable to organic growth and two months of income from UCFC compared to none in 2019. Net interest margin was 3.78% for the first quarter of 2020, down from 3.80% in the fourth quarter of 2019, and down from 4.03% in the first quarter of 2019. Yield on interest earning assets decreased to 4.54% in the first quarter of 2020, down 13 basis points from 4.67% in the fourth quarter of 2019. The cost of interest-bearing liabilities decreased 14 basis points in the first quarter of 2020 to 1.01% from 1.15% in the fourth quarter of 2019. The first quarter 2020 results include the impact of acquisition marks and related accretion.

Interest income includes $312,000 of accretion and interest expense includes $1,025,000 of accretion, which combined added 10 basis points of net interest margin. Excluding these amounts, net interest margin would be 3.68% for first quarter of 2020.

“We are satisfied with our net interest margin, which contracted less than expected quarter over quarter,” said Hileman. “We are proud of the efforts of our teams that were able to generate organic growth of over 5% annualized for both loans and deposits in the first quarter despite the economic headwinds.”

Non-interest income up from first quarter 2019

First Defiance’s non-interest income in the first quarter of 2020 was $14.0 million compared with $10.8 million in the first quarter of 2019. Results for the first quarter 2020 included two months of income from UCFC compared to none in 2019.

Mortgage banking income decreased to $0.8 million in the first quarter of 2020 from $1.8 million in the first quarter of 2019. Gains from the sale of mortgage loans increased to $4.9 million in the first quarter of 2020 from $1.3 million in the first quarter of 2019. Mortgage loan servicing revenue increased to $1.6 million in the first quarter of 2020 from $0.9 million in the first quarter of 2019. Amortization of mortgage servicing rights increased to $1.2 million in the first quarter 2020 from $286,000 in the first quarter 2019. First Defiance had a negative change in the valuation adjustment in mortgage servicing assets of $4.5 million in the first quarter of 2020 compared with a negative adjustment of $113,000 in the first quarter of 2019. The year-over-year change is primarily due to the significant decline in rates with the 10-year treasury declining 122 basis points during the first quarter of 2020 compared to a 28 basis point decline in the first quarter of 2019.

For the first quarter 2020, service fees and other charges were $5.2 million, up from $3.0 million in the first quarter of 2019. Commissions from the sale of insurance products were $5.2 million, up from $4.1 million in the first quarter of 2019. The first quarter typically includes contingent revenues, bonuses paid by insurance carriers when the Company achieves certain loss ratios or growth targets. In the first quarter of 2020, First Defiance’s insurance subsidiary, First Insurance Group, earned $1.3 million of contingent income, compared to $0.9 million during the first quarter of 2019. Trust income was $838,000 in the first quarter of 2020, up from $523,000 in the first quarter of 2019. Other non-interest income for the first quarter was $960,000 compared to $846,000 in 2019. Other non-interest income for the first quarter 2020 includes $1.1 million for reversal of an earnout accrual that was not achieved related to a prior acquisition.

“This was a quarter that highlighted the importance of diverse revenue sources as non-interest income represented over 23% of total revenues despite the significant hit to mortgage servicing rights valuation,” said Hileman. “Non-interest income remains an important element to our earnings growth goals and we continue to seek ways to improve these revenue streams.”

Non-interest expenses up from first quarter 2019

Total non-interest expense was $43.8 million in the first quarter of 2020, or $32.3 million excluding $11.5 million of acquisition related charges, up from $24.9 million in the first quarter of 2019. Results for the first quarter 2020 included two months of expenses from UCFC compared to none in 2019. Compensation and benefits increased to $17.6 million in the first quarter of 2020, compared to

$14.1 million in the first quarter of 2019. Occupancy expense was $3.7 million in the first quarter of 2020, up from $2.2 million in the first quarter of 2019. Data processing cost was $3.0 million in the first quarter of 2020, up from $2.3 million in the first quarter of 2019. Amortization of intangibles was $1.2 million in the first quarter of 2020, up from $299,000 in the first quarter of 2019. Other non-interest expense was $5.4 million in the first quarter of 2020, up from $5.1 million in the first quarter of 2019.

Credit quality

Non-performing loans totaled $32.6 million at March 31, 2020, an increase from $13.5 million at December 31, 2019, and an increase from $17.6 million at March 31, 2019, due to the UCFC merger. In addition, First Defiance had $0.5 million of OREO at March 31, 2020, compared to $0.9 million at March 31, 2019. Accruing troubled debt restructured loans were $7.5 million at March 31, 2020, compared with $11.9 million at March 31, 2019.

On January 1, 2020, First Defiance adopted the Current Expected Credit Loss (“CECL”) model of accounting for credit losses. This new GAAP model, which replaces the former incurred loss model, requires entities to estimate credit losses over the life of an asset or off-balance sheet exposure. At adoption, First Defiance recorded a $2.4 million increase to its allowance for loan losses and a $0.9 million increase to its reserve for off-balance sheet commitments for a combined $3.2 million, of which $2.6 million was recorded as a reduction to retained earnings with remainder to deferred taxes. In connection with the UCFC merger on January 31, 2020, First Defiance recorded a $33.6 million increase to its allowance for loan losses, which was comprised of $25.9 million required to be recorded as a provision for loan losses related to non-purchased credit deteriorated loans and $7.7 million required to be recorded as a reduction of loan balances for purchased credit deteriorated loans.

Excluding the merger impact noted above, the first quarter 2020 results include net recoveries of $778,000 and a provision expense for loan losses of $17.8 million compared with net charge-offs of $379,000 and a provision expense of $212,000 for the same period in 2019. The allowance for loan loss as a percentage of total loans was 1.68% at March 31, 2020, compared with 1.10% at March 31, 2019. The increase in the provision expense and allowance percentage is primarily attributable to the impact of the economic deterioration that began in the first quarter 2020 as a result of the COVID-19 pandemic.

“While the adoption of CECL in a period of economic downturn dramatically increased our provision, we believe our enhanced allowance will serve us well as we support our customers during this challenging time,” said Paul D. Nungester, Chief Financial Officer of First Defiance. “Our strong capital levels and allowance coverage ratios provide a solid base in the current uncertain environment.”

Total assets at $6.54 billion

Total assets at March 31, 2020, were $6.54 billion compared to $3.47 billion at December 31, 2019, and $3.22 billion at March 31, 2019. Gross loans receivable (excluding loans held for sale) were $5.11 billion at March 31, 2020, compared to $2.78 billion at December 31, 2019, and $2.55 billion at March 31, 2019. At March 31, 2020, gross loans receivable grew $2.56 billion, or 101% from a year ago, including $2.30 billion from the UCFC merger and $277.0 million organically. Also, at March 31, 2020, goodwill and other intangible assets totaled $353.1 million compared to $103.8 million at December 31, 2019, and $102.7 million at March 31, 2019, with the increase attributable to the UCFC merger.

Total deposits at March 31, 2020, were $4.99 billion compared with $2.87 billion at December 31, 2019, and $2.69 billion at March 31, 2019. At March 31, 2020, total deposits grew $2.31 billion, or 86% from a year ago, including $2.08 billion from the UCFC merger and $225.8 million organically.

Total stockholders’ equity was $916.4 million at March 31, 2020, compared to $426.2 million at December 31, 2019, and $395.8 million at March 31, 2019. The increase in stockholders’ equity from year-end 2019 was due to the UCFC merger, offset partially by the company’s repurchase of 430,000 common shares for $10.1 million during the first quarter of 2020. At March 31, 2020, 570,000 common shares remained available for repurchase under its existing authorization.

Dividend to be paid May 22

The Board of Directors declared a quarterly cash dividend of $0.22 per common share payable May 22, 2020, to shareholders of record at the close of business on May 15, 2020. The dividend represents an annual dividend of 5.97 percent based on the First Defiance common stock closing price on April 24, 2020. First Defiance has approximately 37,285,730 common shares outstanding.

Business Client Support Efforts

As a part of the CARES Act, the Payment Protection Program (“PPP”) was created as a loan program at the Small Business Administration (“SBA”) designed to provide a direct incentive for small businesses to keep their workers on the payroll. First Federal Bank is actively participating in the PPP program for clients and, through April 27, 2020, it has approved and the SBA has authorized approximately 2,200 loan requests for approximately $400 million under this program. First Federal Bank has also been approved to participate in the Federal Reserve Board’s Payment Protection Program Liquidity Facility and intends to utilize that to fund PPP loans. Separately, First Federal Bank has partnered with JobsOhio on a loan program designed to support existing Ohio small business clients with maintaining operations and payroll during the COVID-19 pandemic. The partnership enables First Federal Bank to provide additional financing on favorable terms for local Ohio business customers in good standing that would otherwise not be able to access this credit on such terms due to the COVID-19 crisis.

Conference call

First Defiance Financial Corp. will host a conference call at 11:00 a.m. ET on Wednesday, April 29, 2020, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-877-444-1726. In addition, a live webcast may be accessed at https://services.choruscall.com/links/fdef200429.html. The replay of the conference call will be available at www.fdef.com until April 28, 2021, at 9:00 a.m. ET.

First Defiance Financial Corp.

First Defiance Financial Corp. (Nasdaq: FDEF), headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. United Community Financial Corp. merged with First Defiance Financial Corp. on January 31, 2020. The combined organization operates 77 branches, 12 loan offices and 3 wealth offices in Ohio, Michigan, Indiana, Pennsylvania, and West Virginia. Currently, 33 branches, 3 wealth offices and 11 loan production offices continue to operate as Home Savings Bank. First Insurance Group is a full-service insurance agency with ten offices in Ohio including James & Sons Insurance in Youngstown, Ohio.

For more information, visit the company’s website at www.fdef.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Exchange Act of 1934, as amended. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: changes in economic conditions; the nature, extent and timing of governmental actions and reforms; future movements of interest rates; the ability to benefit from a changing interest rate environment; the production levels of mortgage loan generation; the ability to continue to grow loans and deposits; the ability to sustain credit quality ratios at current or improved levels; continued strength in the market area for First Federal Bank of the Midwest; the ability to sell real estate owned properties; and the ability to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including: impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis; the effects of various governmental responses to the COVID-19 pandemic; those inherent in general and local banking, insurance and mortgage conditions; competitive factors specific to markets in which First Defiance and its subsidiaries operate; future interest rate levels; legislative and regulatory decisions or capital market conditions; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2019. One or more of these factors have affected or could in the future affect First Defiance’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by First Defiance or any other persons, that our objectives and plans will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of First Defiance and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, First Defiance will evaluate the impact of subsequent events through the issuance date of its December 31, 2019, consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause First Defiance to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net income and core pre-tax pre-provision income to be useful supplemental measures of our operating performance. We define core net income as net income excluding the after-tax impact of acquisition related charges. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of acquisition related charges. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for one-time acquisition related charges. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

Consolidated Balance Sheets (Unaudited)

First Defiance Financial Corp.

(in thousands)	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$79,491	$46,254
Interest-bearing deposits	66,217	85,000

	145,708	131,254
Securities available-for sale, carried at fair value	534,206	283,448

Loans	5,113,917	2,777,564
Allowance for loan losses	(85,859)	(31,243)

Loans, net	5,028,058	2,746,321
Loans held for sale	85,594	18,008
Mortgage servicing rights	15,742	10,267
Accrued interest receivable	19,048	10,244
Federal Home Loan Bank stock	89,252	11,915
Bank Owned Life Insurance	142,259	75,544
Office properties and equipment	59,870	39,563
Real estate and other assets held for sale	548	100
Goodwill	317,520	100,069
Core deposit and other intangibles	35,540	3,772
Other assets	67,541	38,487

Total Assets	$6,540,886	$3,468,992

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,041,315	$630,359
Interest-bearing deposits	3,952,833	2,239,966

Total deposits	4,994,148	2,870,325
Advances from Federal Home Loan Bank	486,000	85,063
Notes payable and other interest-bearing liabilities	1,961	2,999
Subordinated debentures	36,083	36,083
Advance payments by borrowers for tax and insurance	8,702	5,491
Deferred taxes	6,268	905
Other liabilities	91,365	41,959

Total Liabilities	5,624,527	3,042,825
Stockholders’ Equity
Preferred stock	—	—
Common stock, net	306	127
Additional paid-in-capital	684,441	161,955
Accumulated other comprehensive income (loss)	12,068	4,595
Retained earnings	299,297	329,175
Treasury stock, at cost	(79,753)	(69,685)

Total stockholders’ equity	916,359	426,167

Total Liabilities and Stockholders’ Equity	$6,540,886	$3,468,992

Consolidated Statements of Income (Unaudited)

First Defiance Financial Corp.

	Three Months Ended March 31,
(in thousands, except per share amounts)	2020	2019
Interest Income:
Loans	$51,460	$31,214
Investment securities	2,717	2,205
Interest-bearing deposits	230	285
FHLB stock dividends	115	215

Total interest income	54,522	33,919
Interest Expense:
Deposits	7,771	5,005
FHLB advances and other	1,006	276
Subordinated debentures	273	364
Notes Payable	9	4

Total interest expense	9,059	5,649

Net interest income	45,463	28,270
Provision for loan losses	43,786	212

Net interest income after provision for loan losses	1,677	28,058
Non-interest Income:
Service fees and other charges	5,183	3,007
Mortgage banking income	848	1,841
Gain on sale of non-mortgage loans	234	89
Gain on sale of securities	—	—
Insurance commissions	5,155	4,115
Trust income	838	523
Income from Bank Owned Life Insurance	781	392
Other non-interest income	960	846

Total Non-interest Income	13,999	10,813
Non-interest Expense:
Compensation and benefits	17,585	14,085
Occupancy	3,731	2,241
FDIC insurance premium	492	273
Financial institutions tax	834	556
Data processing	3,040	2,297
Amortization of intangibles	1,245	299
Acquisition related charges	11,486	—
Other non-interest expense	5,355	5,115

Total Non-interest Expense	43,768	24,866

Income (loss) before income taxes	(28,092)	14,005
Income tax expense (benefit)	(5,610)	2,523

Net Income (Loss)	$(22,482)	$11,482

Earnings per common share:
Basic	$(0.71)	$0.57
Diluted	$(0.71)	$0.57

Average Shares Outstanding:
Basic	31,642	20,014
Diluted	31,642	20,095

Financial Summary and Comparison (Unaudited)

First Defiance Financial Corp.

	Three Months Ended March 31,
(dollars in thousands, except per share data)	2020	2019	% change
Summary of Operations

Tax-equivalent interest income (2)	$54,773	$34,166	60.3%
Interest expense	9,059	5,649	60.4
Tax-equivalent net interest income (2)	45,714	28,517	60.3
Provision for loan losses	43,786	212	20,553.8
Core provision for loan losses (4)	17,837	212	8,313.7
Investment securities gains	—	—	—
Non-interest income (excluding securities gains/losses)	13,999	10,813	29.5
Non-interest expense	43,768	24,866	76.0
Core non-interest expense (4)	32,282	24,866	29.8
Income tax expense (benefit)	(5,610)	2,523	(322.4)
Net income (loss)	(22,482)	11,482	(295.8)
Core net income (4)	7,470	11,482	(34.9)
Tax equivalent adjustment (2)	251	247	1.6

At Period End
Assets	6,540,886	3,221,249	103.1
Earning assets	5,889,186	2,934,860	100.7
Loans	5,113,917	2,548,968	100.6
Allowance for loan losses	85,859	28,164	204.9
Deposits	4,994,148	2,685,792	85.9
Stockholders’ equity	916,359	395,789	131.5

Average Balances
Assets	5,357,598	3,183,012	68.3
Earning assets	4,862,532	2,871,340	69.3
Loans	4,317,857	2,517,283	71.5
Deposits and interest-bearing liabilities	4,488,003	2,742,626	63.6
Deposits	4,240,053	2,642,158	60.5
Stockholders’ equity	787,519	395,138	99.3
Stockholders’ equity / assets	14.70%	12.41%	18.4

Per Common Share Data
Net Income (Loss)
Basic	$(0.71)	$0.57	(224.6)
Diluted	(0.71)	0.57	(224.6)
Core diluted (4)	0.24	0.57	(57.9)
Dividends	0.22	0.19	15.8
Market Value:
High	$32.05	$31.30	2.4
Low	10.98	24.12	(54.5)
Close	14.74	28.74	(48.7)
Common Book Value	24.58	20.08	22.4
Tangible Common Book Value (1)	15.11	14.87	1.6
Shares outstanding, end of period (000)	37,288	19,713	89.2

Performance Ratios (annualized)
Tax-equivalent net interest margin (2)	3.78%	4.03%	(6.1)
Return on average assets	-1.69%	1.46%	(215.4)
Core return on average assets (4)	0.56%	1.46%	(61.7)
Return on average equity	-11.48%	11.78%	(197.4)
Core return on average equity (4)	3.82%	11.78%	(67.6)
Efficiency ratio (3)	73.30%	63.22%	15.9
Core efficiency ratio (4)	54.06%	63.22%	(14.5)
Effective tax rate	19.97%	18.01%	10.9
Dividend payout ratio (core)	91.67%	33.33%	175.0

(1)	Tangible common book value = total stockholders’ equity less the sum of goodwill, core deposit and other intangibles, and preferred stock divided by shares outstanding at the end of the period.
(2)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(3)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(4)	Core items exclude the impact of acquisition related charges and provision. See non-GAAP reconciliations.

NM Percentage change not meaningful

Mortgage Banking

	Three Months Ended March 31,
(dollars in thousands)	2020		2019
Revenue from sales and servicing of mortgage loans:
Gain from sale of mortgage loans	$4,902		$1,301
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,594		939
Amortization of mortgage servicing rights	(1,163)		(286)
Mortgage servicing rights valuation adjustments	(4,485)		(113)

	(4,054)		540

Total revenue from sale and servicing of mortgage loans	$848		$1,841

Mortgage servicing rights:
Balance at beginning of period	$10,801		$10,419
Loans sold, servicing retained	1,376		278
Mortgage servicing rights acquired	9,747		—
Amortization	(1,163)		(286)

Carrying value before valuation allowance at end of period	20,761		10,411
Valuation allowance:
Balance at beginning of period	(534)		(300)
Impairment recovery (charges)	(4,485)		(113)

Balance at end of period	(5,019)		(413)

Net carrying value at end of period	$15,742		$9,998

Goodwill and Purchase Price Accounting
Deal Value:
Shares issued (000s)	17,927
1/31/20 Price	$29.39

Stock value	526,875
Cash in lieu of fractional shares	132

Total value	$527,007

Allocation:
Cash and cash equivalents	$52,580
Securities available-for sale	262,753	(1)
Net loans, including loans held for sale and allowance	2,340,701	(2)
Federal Home Loan Bank stock	12,753
Office properties and equipment	21,216	(3)
Core deposit and other intangibles	33,014	(4)
Bank Owned Life Insurance	65,934
Mortgage servicing rights	9,747	(5)
Other assets	34,452
Non-interest-bearing deposits	(430,921)
Interest-bearing deposits	(1,651,669	) (6)
Advances from Federal Home Loan Bank	(381,000)
Other liabilities	(60,004)

Net assets	309,556
Goodwill	217,451

Total value	$527,007

(1)	Includes $13.8 million of accumulated losses to be amortized against interest income over ~7 years.
(2)

Includes $27.2 million non-PCD credit mark down to be accreted into interest income over ~5 years, $8.8 million total rate mark up to be amortized against interest income over ~5 years, $19.1 million elimination of allowance and $7.7 million PCD credit mark addition to allowance.

(3)	Includes $1.1 million mark down that reduces future depreciation.
(4)

Includes $29.3 million of core deposit intangible to be amortized to expense using sum-of-the-years digits over 10 years and $3.7 million of insurance/trust/wealth intangibles to be amortized to expense over ~10 years.

(5)	Includes $3.0 million mark up to be amortized against mortgage banking income over ~8.5 years.
(6)	Includes $7.1 million rate mark up on time-based deposits to be accreted against interest expense over ~2 years based on maturities.

Yield Analysis

First Defiance Financial Corp.

	Three Months Ended March 31,
	(dollars in thousands)
	2020				2019
	Average Balance	Interest(1)	Yield Rate(2)		Average Balance	Interest(1)	Yield Rate(2)
Interest-earning assets:
Loans receivable	$4,317,857	$51,485	4.80%		$2,517,283	$31,238	5.03%
Securities	449,744	2,943	2.69	% (3)	295,824	2,428	3.31	% (3)
Interest Bearing Deposits	68,980	230	1.34%		44,752	285	2.58%
FHLB stock	25,951	115	1.78%		13,481	215	6.47%

Total interest-earning assets	4,862,532	54,773	4.54%		2,871,340	34,166	4.82%
Non-interest-earning assets	495,066				311,672

Total assets	$5,357,598				$3,183,012

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$3,343,833	$7,771	0.93%		$2,061,023	$5,005	0.98%
FHLB advances and other	209,508	1,006	1.93%		58,954	276	1.90%
Subordinated debentures	36,083	273	3.04%		36,083	364	4.09%
Notes payable	2,359	9	1.53%		5,431	4	0.30%

Total interest-bearing liabilities	3,591,783	9,059	1.01%		2,161,491	5,649	1.06%
Non-interest bearing deposits	896,220	—	—		581,135	—	—

Total including non-interest-bearing demand deposits	4,488,003	9,059	0.81%		2,742,626	5,649	0.84%
Other non-interest-bearing liabilities	82,076				45,248

Total liabilities	4,570,079				2,787,874
Stockholders’ equity	787,519				395,138

Total liabilities and stockholders’ equity	$5,357,598				$3,183,012

Net interest income; interest rate spread		$45,714	3.53%			$28,517	3.76%

Net interest margin (4)			3.78%				4.03%

Average interest-earning assets to average interest bearing liabilities			135%				133%

(1)

Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(2)	Annualized.
(3)	Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4)	Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

Selected Quarterly Information

First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2020	4th Qtr 2019	3rd Qtr 2019	2nd Qtr 2019	1st Qtr 2019
Summary of Operations
Tax-equivalent interest income (1)	$54,773	$36,473	$35,922	$35,490	$34,166
Interest expense	9,059	6,743	6,791	6,252	5,649
Tax-equivalent net interest income (1)	45,714	29,730	29,131	29,238	28,517
Provision for loan losses	43,786	1,084	1,327	282	212
Core provision for loan losses (3)	17,837	1,084	1,327	282	212
Investment securities gains, net of impairment	—	13	11	—	—
Non-interest income (excluding securities gains/losses)	13,999	11,803	11,831	10,486	10,813
Non-interest expense	43,768	24,760	23,203	24,235	24,866
Core non-interest expense (3)	32,282	23,878	22,663	24,235	24,866
Income tax expense (benefit)	(5,610)	2,953	3,033	2,759	2,523
Net income (loss)	(22,482)	12,517	13,171	12,199	11,482
Core net income (3)	7,470	13,214	13,598	12,199	11,482
Tax equivalent adjustment (1)	251	232	239	249	247

At Period End
Total assets	$6,540,886	$3,468,992	$3,350,724	$3,277,552	$3,221,249
Earning assets	5,889,186	3,175,935	3,045,659	2,980,243	2,934,860
Loans	5,113,917	2,777,564	2,665,300	2,624,219	2,548,968
Allowance for loan losses	85,859	31,243	30,250	28,934	28,164
Deposits	4,994,148	2,870,325	2,760,615	2,680,637	2,685,792
Stockholders’ equity	916,359	426,167	418,046	407,216	395,789
Stockholders’ equity / assets	14.01%	12.29%	12.48%	12.42%	12.29%
Goodwill	317,520	100,069	100,069	98,569	98,569

Average Balances
Total assets	$5,357,598	$3,425,097	$3,303,013	$3,223,997	$3,183,012
Earning assets	4,862,532	3,107,224	2,985,498	2,914,587	2,871,340
Loans	4,317,857	2,688,519	2,624,314	2,561,341	2,517,283
Deposits and interest-bearing liabilities	4,488,003	2,954,049	2,843,079	2,781,216	2,742,626
Deposits	4,240,053	2,830,043	2,718,632	2,678,060	2,642,158
Stockholders’ equity	787,519	420,352	411,041	398,612	395,138
Stockholders’ equity / assets	14.70%	12.27%	12.44%	12.36%	12.41%

Per Common Share Data
Net Income (Loss):
Basic	$(0.71)	$0.63	$0.67	$0.62	$0.57
Diluted	(0.71)	0.63	0.66	0.61	0.57
Core diluted (3)	0.24	0.66	0.68	0.61	0.57
Dividends	0.22	0.22	0.19	0.19	0.19
Market Value:
High	$32.05	$32.39	$29.44	$30.44	$31.30
Low	10.98	27.77	25.50	26.59	24.12
Close	14.74	31.32	28.97	28.57	28.74
Common Book Value	24.58	21.60	21.19	20.65	20.08
Shares outstanding, end of period (in thousands)	37,288	19,730	19,729	19,723	19,713

Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.78%	3.80%	3.88%	4.03%	4.03%
Return on average assets	-1.69%	1.45%	1.58%	1.52%	1.46%
Core return on average assets (3)	0.56%	1.53%	1.63%	1.52%	1.46%
Return on average equity	-11.48%	11.81%	12.71%	12.28%	11.78%
Core return on average equity (3)	3.82%	12.47%	13.12%	12.28%	11.78%
Efficiency ratio (2)	73.30%	59.62%	56.65%	61.01%	63.22%
Core efficiency ratio (3)	54.06%	57.49%	55.33%	61.01%	63.22%
Effective tax rate	19.97%	19.09%	18.72%	18.44%	18.01%
Common dividend payout ratio (core)	91.67%	34.92%	28.36%	30.65%	33.33%

(1)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net.
(3)	Core items exclude the impact of acquisition related charges and provision. See non-GAAP reconciliations.

Selected Quarterly Information

First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2020	4th Qtr 2019	3rd Qtr 2019	2nd Qtr 2019	1st Qtr 2019
Loan Portfolio Composition
One to four family residential real estate	$1,265,901	$324,773	$330,369	$322,123	$321,644
Construction	521,442	305,305	308,061	335,847	304,241
Commercial real estate	2,200,266	1,506,026	1,430,919	1,411,463	1,394,500
Commercial	897,865	578,071	537,806	530,528	509,627
Consumer finance	137,679	37,649	36,644	35,350	34,262
Home equity and improvement	301,146	122,864	123,871	125,860	124,450

Total loans	5,324,299	2,874,688	2,767,670	2,761,171	2,688,724
Less:
Undisbursed loan funds	206,236	94,865	100,260	134,794	137,742
Deferred loan origination fees	4,146	2,259	2,110	2,158	2,014
Allowance for loan loss	85,859	31,243	30,250	28,934	28,164

Net Loans	$5,028,058	$2,746,321	$2,635,050	$2,595,285	$2,520,804

Allowance for loan loss activity
Beginning allowance	$31,243	$30,250	$28,934	$28,164	$28,331
CECL adoption	2,354
Acquisition related allowance/provision (non PCD)	25,949
Acquisition related allowance/goodwill (PCD)	7,698
Provision for loan losses excluding acquisition amounts	17,837	1,084	1,327	282	212
Net recoveries (charge-offs)	778	(91)	(11)	488	(379)

Ending allowance	$85,859	$31,243	$30,250	$28,934	$28,164

Credit Quality
Total non-performing loans (1)	$32,593	$13,459	$14,677	$15,334	$17,645
Real estate owned (REO)	548	100	—	—	941

Total non-performing assets (2)	$33,141	$13,559	$14,677	$15,334	$18,586

Net charge-offs (recoveries)	(778)	91	11	(488)	379
Restructured loans, accruing (3)	7,474	8,427	10,334	10,308	11,908
Allowance for loan losses / loans	1.68%	1.12%	1.13%	1.10%	1.10%
Allowance for loan losses / non-performing assets	259.07%	230.42%	206.10%	188.69%	151.53%
Allowance for loan losses / non-performing loans	263.43%	232.13%	206.10%	188.69%	159.61%
Non-performing assets / loans plus REO	0.65%	0.49%	0.55%	0.58%	0.73%
Non-performing assets / total assets	0.51%	0.39%	0.44%	0.47%	0.58%
Net charge-offs / average loans (annualized)	-0.07%	0.01%	0.00%	-0.08%	0.06%

Deposit Balances
Non-interest-bearing demand deposits	$1,041,315	$630,359	$604,129	$584,735	$586,033
Interest-bearing demand deposits and money market	2,069,723	1,198,012	1,124,208	1,088,694	1,107,511
Savings deposits	606,508	303,166	294,594	304,051	300,244
Retail time deposits less than $250,000	1,091,038	631,253	634,737	610,345	601,012
Retail time deposits greater than $250,000	185,564	107,535	102,947	92,812	90,992

Total deposits	$4,994,148	$2,870,325	$2,760,615	$2,680,637	$2,685,792

(1)	Non-performing loans consist of non-accrual loans.
(2)	Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.
(3)	Accruing restructured loans are loans with known credit problems that are not contractually past due and therefore are not included in non-performing loans.

Loan Delinquency Information

First Defiance Financial Corp.

(dollars in thousands)	Total Balance	Current	30 to 89 days past due	Non Accrual Loans
March 31, 2020
One to four family residential real estate	$1,265,901	$1,253,304	$5,890	$6,707
Construction	521,442	521,442	—	—
Commercial real estate	2,200,266	2,180,660	220	19,386
Commercial	897,865	893,605	299	3,961
Consumer finance	137,679	135,727	712	1,240
Home equity and improvement	301,146	296,330	3,517	1,299

Total loans	$5,324,299	$5,281,068	$10,638	$32,593

December 31, 2019
One to four family residential real estate	$324,773	$321,058	$1,298	$2,417
Construction	305,305	305,305	—	—
Commercial real estate	1,506,026	1,497,845	546	7,635
Commercial	578,071	574,593	519	2,959
Consumer finance	37,649	37,444	205	—
Home equity and improvement	122,864	121,211	1,205	448

Total loans	$2,874,688	$2,857,456	$3,773	$13,459

March 31, 2019
One to four family residential real estate	$321,644	$317,684	$776	$3,184
Construction	304,241	304,241	—	—
Commercial real estate	1,394,500	1,384,815	225	9,460
Commercial	509,627	504,722	547	4,358
Consumer finance	34,262	34,076	148	38
Home equity and improvement	124,450	123,694	151	605

Total loans	$2,688,724	$2,669,232	$1,847	$17,645

Non-GAAP Reconciliations

First Defiance Financial Corp.

(In thousands, except per share and ratio data)	1st Qtr 2020	4th Qtr 2019	3rd Qtr 2019	2nd Qtr 2019	1st Qtr 2019
Acquisition related charges (pre-tax)	$11,486	$882	$540	$—	$—
Less: Tax benefit of acquisition related charges	2,034	185	113	—	—

Acquisition related charges (after-tax)	$9,452	$697	$427	$—	$—
Total non-interest expenses	$43,768	$24,760	$23,203	$24,235	$24,866
Less: Acquisition related charges (pre-tax)	11,486	882	540	—	—

Core non-interest expenses	$32,282	$23,878	$22,663	$24,235	$24,866
Acquisition related provision (pre-tax)	$25,949	$—	$—	$—	$—
Less: Tax benefit of acquisition related provision	5,449	—	—	—	—

Acquisition related provision (after-tax)	$20,500	$—	$—	$—	$—
Provision for loan losses	$43,786	$1,084	$1,327	$282	$212
Less: Acquisition related provision (pre-tax)	25,949	—	—	—	—

Core provision for loan losses	$17,837	$1,084	$1,327	$282	$212
Tax-equivalent net interest income	$45,714	$29,730	$29,131	$29,238	$28,517
Non-interest income (excluding securities gains/losses)	13,999	11,803	11,831	10,486	10,813

Total revenues	59,713	41,533	40,962	39,724	39,330
Core non-interest expenses	$32,282	$23,878	$22,663	$24,235	$24,866

Core efficiency ratio	54.06%	57.49%	55.33%	61.01%	63.22%
Income (loss) before income taxes	$(28,092)	$15,470	$16,204	$14,958	$14,005
Add: Provision for loan losses	43,786	1,084	1,327	282	212

Pre-tax pre-provision income	15,694	16,554	17,531	15,240	14,217
Add: Acquisition related charges (pre-tax)	11,486	882	540	—	—

Core pre-tax pre-provision income	$27,180	$17,436	$18,071	$15,240	$14,217
Average total assets	$5,357,598	$3,425,097	$3,303,013	$3,223,997	$3,183,012
Core pre-tax pre-provision return on average assets	2.04%	2.02%	2.17%	1.90%	1.81%
Net income (loss)	$(22,482)	$12,517	$13,171	$12,199	$11,482
Add: Acquisition related provision (after-tax)	20,500	—	—	—	—
Add: Acquisition related charges (after-tax)	9,452	697	427	—	—

Core net income	$7,470	$13,214	$13,598	$12,199	$11,482
Diluted shares - Reported	31,642	19,895	19,875	19,860	20,095
Add: Dilutive shares for core net income	121	—	—	—	—

Diluted shares - Core	31,763	19,895	19,875	19,860	20,095

Core diluted EPS	$0.24	$0.66	$0.68	$0.61	$0.57
Average total assets	$5,357,598	$3,425,097	$3,303,013	$3,223,997	$3,183,012
Core return on average assets	0.56%	1.53%	1.63%	1.52%	1.46%
Average total equity	$787,519	$420,352	$411,041	$398,612	$395,138
Core return on average equity	3.82%	12.47%	13.12%	12.28%	11.78%